Exhibit 99.1
THE BEARD COMPANY Harvey Parkway 301 N.W. 63rd Street, Suite 400 Oklahoma City, Oklahoma 73116	News Release
For Immediate Release

THE BEARD COMPANY PURCHASES ADDITIONAL
WORKING INTEREST IN DILWORTH FIELD

OKLAHOMA CITY, Oklahoma – June 7, 2010 -- The Beard Company (OTCBB: BRCO) today announced that it has purchased an additional 7.5357142860% working interest in the Dilworth Field (the “Field”) in Kay County, Oklahoma.  The purchase was closed on June 3, 2010; however, the effective date of the transaction is May 1, 2010.

The purchase price for the assets totaled $900,000 (the “Purchase Price”), with a deposit of $150,000 (the “Deposit”) paid at the closing.  Beard must pay the remaining $750,000 of the Purchase Price on or before October 4, 2010 (the “Outside Closing Date”).  The Purchase Price will be reduced to $875,000 if the Company pays $725,000 on or before August 4, 2010.  If The Beard Company fails to pay the balance by the Outside Closing Date, the seller will be entitled to retain the Deposit as liquidated damages and Beard must reassign the assets to the seller.

“We are very pleased with this purchase, which increases our working interest ownership in the Field from 10% before payout (“BPO”) and 14% after payout (“APO”) to 17.5+% BPO and 17.0+% APO,” stated Herb Mee, Jr., President of The Beard Company.  “As a result of this transaction, The Beard Company’s share of revenues and cash flows from the Field has increased by 75% during the payout period.  Including both our new purchase and our original investment, payout will be reached when we have received a net return of $4,664,500.”

“As stated in our May 25 news release, we remain highly optimistic that our enhanced oil recovery project in the Dilworth Field should significantly benefit our revenue, operating cash flows and earnings in the second half of 2010, and in 2011 and future years.  This purchase also significantly increases the Company’s commitment to the Oil & Gas Segment, which is the primary focus of our operating activities,” Mee concluded.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses, primarily related to natural resources, that management believes have high growth and/or above-average profit potential and can enhance shareholder value.  The Company is involved in oil and gas activities and in minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to future trends in commodities prices; financial, geological or mechanical difficulties affecting the Company’s or Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with our business.  By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com